June 27, 1996

                          FERC Sets Expedited Schedule
                          For Review of SPS-PSCo Merger

     The Federal Energy Regulatory Commission Wednesday announced an expedited schedule and a date of Jan. 31, 1997, for an initial decision on the proposed merger of Southwestern Public Service Company (NYSE: SPS) and Public Service Co. of Colorado (NYSE: PSR) to create New Century Energies, Inc.
     Based on that January date, the companies would expect a final decision by the commission and completion of the merger in spring 1997. However, settlement with all parties before the issue goes to hearing could result in an earlier completion.
     SPS Chairman and Chief Executive Officer Bill D. Helton said the issues identified by FERC are those that the companies expected to be addressed: the impact on competition and protection for rate payers. "We are very pleased with the limited and focused scope of the FERC issues, and we are pleased to be moving forward," Helton said. "We had been working toward a completion as early as this fall, but we understand the degree of change in the utility industry with which the FERC is having to deal. Still, it is important to proceed as quickly as reasonable, because there are merger cost-savings and other benefits for our customers that cannot begin until the merger is complete."
     "By terming this an expedited schedule, the FERC is indicating it wants this review to proceed quickly," said PSCo President and Chief Executive Officer Wayne H. Brunetti. "We continue to make good progress as well in seeking required approvals from various other regulatory authorities. Hearings are under way in Texas, and are set to begin next month in Colorado and New Mexico. Approval already has been obtained in Wyoming and Kansas."
     Southwestern Public Service Company provides electric service to a population of about one million people in a 52,000-square-mile area covering eastern and southeastern New Mexico, the South Plains and Panhandle of Texas, the Oklahoma Panhandle and southwestern Kansas. Through its Utility Engineering Corporation and Quixx Corporation subsidiaries, the company also provides engineering and construction management services to a variety of industries and invests in non-utility power generation projects. Corporate headquarters is in Amarillo, Texas.

For more information
News Media: Ken Vaughn, Manager of Communication, 806-378-2116
Security Analysts: Jim Steinhilper, Group Manager of Finance, 806-378-2843